EXHIBIT 10.9

NUVERA COMMUNICATIONS INC.

NEW ULM TELECOM, INC. 2017 OMNIBUS STOCK PLAN

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

PATICIPANT:
AWARD DATE:

Pursuant to Section 7.4 and 7.6 of the New Ulm Telecom, Inc. 2017 Omnibus Stock Plan (the "Plan"), the Board of Directors of Nuvera, Inc. (the "Company") hereby grants to the Participant Restricted Stock Units ("Units") in the common stock ("Shares") of the Company, subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (“Agreement") and the Plan. Capitalized terms not defined in the Agreement have the meaning given these terms in the Plan.

     1. Time Vesting Units. Subject to the terms of this Agreement and the Plan, The Board hereby grant to the Participant ___ of Units ("time Vesting Units") that will vest on December 31, 2023, provided the Participant remains employed by the Company on the date, subject to earlier vesting as set forth in Paragraph 4.

    2. Performance Vesting Units. The Board hereby grants to the Participant Units (“Performance Vesting Units”) that will be earned and vested only at the time and upon achievement of the Performance Goals ("Goals") of the Average Annual Return on Invested Capital of the Company ("ROC") at Target of 7.608% (subject to adjustment as described   below) over the period January 1, 2021 to December 31, 2023

("Performance Period") at, below or above Target in accordance with the following chart, provided the Participant remains employed by the Company as of December 31, 2023.

	AVERAGE ANNUAL RETURN ON INVESTED	PERCENTAGE OF UNITS EARNED	NUMBER OF UNITS EARNED

	CAPITAL
THRESHOLD:	90%	50%	360
TARGET:	100%	100%	719
MAXIMUM:	110%	150%	1,079

The number of Performance Vesting Units (rounded to the nearest whole share) earned will be interpolated from 50% to 100% of the Target Units for performance between Threshold and Target Goals and will Maximum Goals. The Board, in its sole discretion, may adjust the ROIC for the Performance Period, including adjustment that may result in non-GAAP financial measures, such as the effect of changes in accounting standards, tax laws and regulations, and extraordinary, non-recurring or unusual events specified by the Board, including write-offs or write-downs, capital gains or losses, acquisitions or divestitures, restructurings and litigation judgements and settlements.

3.     Termination of Employment. If the Participant's employment with the Company terminated for any reason, including, but not limited to death, Disability or Retirement, prior to December 31, 2023, all Units will immediately forfeit to the Company without payment to the Participant as of the date of the termination unless the Board determines that some or all of the unvested Units will vest as of the date of the termination.

4.     Change in Control. Notwithstanding any other provision of this Agreement, if there is a Change in Control of the Company prior to December 31, 2023:

a.     All Time Vesting Units will vest immediately prior to the Change in Control; and

b.    All or a portion of the Performance Vesting Units will be earned and vested immediately prior to the Change in Control in accordance with Paragraph 3 above but based upon the actual level of achievement of the Performance Goal at or immediately prior to the Change in Control as against the stated Performance Goals prorated based on the time elapsed in the Performance Period as of the Change in Control.

Within 30 days of the Change in Control, the Company will transfer to the Participant one unrestricted, fully transferable Share of stock in exchange for each earned and vested Time Vesting Unit and Performance Vesting Unit as determined above and thereupon all Units granted hereunder will be cancelled and of no further force and effect.

5.     Payout of Units. The Compensation Committee of the Board shall determine, after the end of the Performance Period, the achievement of the ROIC Goal and the number of Performance Vesting Units that the Participant has earned in accordance with Paragraph 3 above, which determination shall be final and binding on the Company and the Participant. Within 10 days of such determination, but no later than march 15, 2024 the Company will transfer to the Participant one unrestricted, fully transferable Share of stock in settlement for each earned and vested Time Vesting Unit and Performance Vesting Unit as determined above and thereupon all the Units granted hereunder wilt be cancelled and no further force and effect.

6.     Tax Withholding. As a condition of the Company's obligation to issue Shares in settlement of the earned and vested Units, the Company has the right to deduct or withhold, or require the Participant to pay any required tax withholding applicable to the vesting and issuance of the Shares in settlement of any vested Units. Unless the Participant makes other arrangements for the payment of required tax withholding, the Company will satisfy any withholding tax requirements associated with the issuance of Shares by retaining from the number of Shares that would otherwise be issued to the Participant that number of Shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Participant under this Paragraph, and in the event Shares are withheld or delivered, the amount withheld will not exceed the maximum federal, state FICA and other payroll taxes,

7.     No Rights as Shareholder in Units. Until Shares are issued in settlement of vested Units, the Participant will not be deemed for any purpose to be, or have rights as, a Company shareholder, including to exercise, directly or by proxy, voting rights or to receive dividends with respect to the Shares issuable prior to or concurrent with the vesting of the Units. In addition, the Participant will not be entitled to any dividend equivalents, in the form of cash, additional Units or Shares, with respect to the Units for the period prior to the settlement of the Units. From and after the date of settlement, the Participant will have all rights and privileges of any other shareholder with respect to the Shares issued in settlement of the vested Units.

8.     Equitable Unit Adjustment. Pursuant to Section 3.4 of the Plan, the Company will make an equitable adjustment in the number of Units that have not vested in the event of a change in the capital structure of the Company including but not limited to stock dividends or stock splits. Any additional Units issued to the Participant as a result of any of the foregoing events will continue to be subject to the terms set forth in this Agreement to the same extent as the Units giving rise to the right to receive the additional Unit.

9.     Non-Transferability. The Units represent an unfunded promise to issue Shares in the future and Participant has no rights other than as a general creditor of the Company with respect to the issuance of Shares in settlement of any vested Units. The Participant may not sell, transfer, pledge, assign or otherwise encumber any of the Units, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance of the Units is void and unenforceable against the Company, and no purported transferee will acquire any right or interest with respect to the Shares as a result.

10.  Forfeiture and Recoupment. The Committee may, in its sole discretion, reduce, cancel, forfeit or recoup any rights, payments or benefits paid or otherwise due to the Participant, including any Units and any Shares issued under the Agreement for any one or more reasons and pursuant to the terms set forth in Section 13.8 of the Plan, or as required by law.

11.  Leave of Absence. If any Participant who is an employee is taking one of the types of leave listed below and does not return to employment with the Company within 30 days of the end of the approved leave, the Participant will incur a termination of employment for purposes of the Plan as of the last day of the approved leave:

a.    a qualified military leave;

b.    a Company-approved leave of absence of less than 90 days; or

c.     a Company- approved leave of greater than 90 days, and the Company is obligated by statute or written contract to re-employ the Participant at the end of the approved leave.

The Chief Executive Officer of the Company has the authority to approve all leaves of absence and to enter into contract to provide for re-employment for purposes of the Plan.

12.  in this Agreement constitutes a commitment, guaranty, contract or understanding of any kind that the Company will retain the services of the Participant as an employee for any term; all employment remains at will, subject to the terms of any employment agreement that the Company has with the Participant. The Agreement does not affect in any way the right of the Company or Participant to terminate the employment relationship at any time for any reason, without any liability or claim under the Plan.

13.Code S 409A. This Agreement is intended to be exempt from the requirements of Section 409A of the Code ad must be construed and interpreted in accordance with this intent. Except as provided in this Agreement or as provided in the Plan, no Payment will be subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Any provision of this Agreement that would fail to satisfy the exemption for a short-term deferral for purposes of Section 409A of the Code will be amended to so comply on a timely basis.

IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this

Agreement and agree to be bound by its terms as of the date first above written.

COMPANY:                                                                    PARTICIPANT:

NUVERA COMMUNICATIONS, INC.

By: _______________________________                                 ________________________________

                                             Signature

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